Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:30 PM 10/31/2022
FILED 02:30 PM 10/31/2022
SR 20223900993 - File Number 4864845

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIMITLESS X HOLDINGS INC.

Limitless X Holdings Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

1. Articles of Incorporation for Vyta Corp., a Nevada corporation, were originally filed with the Secretary of State of Nevada on June 3, 1996.

2. Certificate of Incorporation for Vyta Corp., a Delaware corporation, was filed with the Secretary of State of Delaware on June 3, 2010.

3. Certificate of Merger of Foreign Corporation into a Domestic Corporation was filed with the Secretary of State of Delaware to merge Vyta Corp., a Nevada corporation into Vyta Corp., a Delaware corporation (the surviving corporation) on August 26, 2010.

4. Certificate of Designation for Series A Preferred Stock was filed with the Secretary of State of Delaware on August 31, 2010.

5. Certificate of Amendment to Certificate of Incorporation to authorize a reverse split of Common Stock was filed with the Secretary of State of Delaware on October 1, 2010.

6. Certificate of Designation for Series AA Preferred Stock was filed with the Secretary of State of Delaware on May 3, 2012.

7. Certificate of Amendment to Certificate of Incorporation to change name from Bio Lab Naturals, Inc. to Vyta Corp. was filed with the Secretary of State of Delaware on April 18, 2013.

8. Certificate of Correction was filed with the Secretary of State of Delaware on March 27, 2015 to null and void the Certificate of Amendment filed on April 18, 2013.

9. Certificate of Amendment to Certificate of Incorporation to change name from Bio Lab Naturals, Inc. to SetNET Global, Inc. was filed with the Secretary of State of Delaware on April 1, 2015.

10. Certificate of Amendment to Certificate of Incorporation to change name from SetNET Global, Inc. to Bio Lab Naturals, Inc. was filed with the Secretary of State of Delaware on July 16, 2019.

11. Certificate of Amendment to Certificate of Incorporation to rescind all previously filed Certificates of Designations (including the Series A Preferred Stock and Series AA Preferred Stock) was filed with the Secretary of State of Delaware on February 3, 2020.

12. Certificate of Designation for Class A Preferred Convertible Stock was filed with the Secretary of State of Delaware on February 5, 2020.

13. Certificate of Designation for Class B Preferred Convertible Stock was filed with the Secretary of State of Delaware on February 5, 2020.

14. Amended Certificate of Designation for Series A Preferred Stock was filed with the Secretary of State of Delaware on May 17, 2022.

15. Certificate of Amendment to Certificate of Incorporation to change name from Bio Lab Naturals, Inc. to Limitless X Holdings Inc. was filed with the Secretary of State of Delaware on June 8, 2022.

16. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation by written consent without a meeting, in accordance with Sections 141(f), 242, and 245 of the DGCL and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228, 242, and 245 of the DGCL, to rescind all Certificates of Designations filed prior to the date hereof, excluding the Certificate of Designation for Class A Preferred Convertible Stock filed with the Secretary of State of Delaware on February 5, 2020, along with its amendment on May 17, 2022 (the “Class A Designation”) which is being amended and restated herein, and amend and supersede the Certificate of Incorporation and its amendments.

17. The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Limitless X Holdings Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, Suite 600, One Commerce Center, Wilmington, Delaware, 19801, County of New Castle. The name of its registered agent at such address is Agents and Corporations, Inc.

ARTICLE III

CORPORATE PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

AUTHORIZED STOCK

The total number of shares which the Corporation is authorized to issue is 330,000,000, consisting of 300,000,000 shares of common stock, $0.0001 par value (“Common Stock”), and 30,000,000 shares of preferred stock, $0.0001 par value (“Preferred Stock), with 500,000 shares of Preferred Stock designated as Class A Convertible Preferred Stock with the designations, powers, preferences, and rights and the qualifications, limitations, or restrictions thereon set forth in Article V hereof.

The Certificates of Designation filed prior to the date of this Amended and Restated Certificate of Incorporation are hereby rescinded, excluding the Class A Designation which is hereby restated in Article V below.

The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation of the Corporation, as determined from time to time by the board of directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The board of directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the rights and preferences of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the board of directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

ARTICLE V

DESIGNATION OF CLASS A PREFERRED CONVERTIBLE STOCK

Section 1. Designation and Amount.  The shares of the Class of Preferred Convertible Stock hereby and herein created shall have a par value of $0.0001 per share and shall be designated as Class A Preferred Convertible Stock (the “Class A Preferred Convertible Stock”) and the number of shares constituting the Class A Preferred Convertible Stock shall be 500,000. The Class A Preferred Convertible Stock shall have a deemed purchase price and value of $0.004 U.S. per share.

Section 2. Rank.  The Class A Preferred Convertible Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or Classes of capital stock of the Company; (ii) prior to all of the Company’s Common Stock, (“Common Stock”); and (iii) prior to any other class or series of capital stock of the Company hereafter created (“Junior Securities”); and in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

Section 3. Dividends.  The Class A Preferred Convertible Stock shall bear no dividends, except that in the event dividends are declared for Common Stock, the same rate of dividend per share shall be due and payable to the Class A Preferred shareholders on the same terms.

Section 4. Liquidation/Merger Preference.

(a) So long as a majority of the shares of Class A Preferred Convertible Stock are outstanding, the Company will not, without the written consent of the holders of at least 51% of the Company’s outstanding Class A Preferred Convertible Stock, either directly or by amendment, merger, consolidation, or otherwise:

(i) liquidate, dissolve or wind-up the affairs of the Company, or effect any Liquidation Event (as defined below); (ii) amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws in a manner adverse to the Class A Preferred Convertible Stock (iii) create or authorize the creation of, or issue any other security convertible into or exercisable for, any equity security, having rights, preferences or privileges senior to the Class A Preferred Convertible Stock, or (iv) purchase or redeem or pay any dividend on any capital stock prior to the Class A Preferred Convertible Stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services. A “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets; (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold more than 50% of the voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity); (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) would own more than 50% of voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity); or (D) a liquidation, dissolution or winding up of the Company; provided that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

(b) In the event of any Liquidation Event. either voluntary or involuntary, the holders of shares of Class A Preferred Convertible Stock (each a “Holder” and collectively the “Holders”) shall be entitled to receive, prior in preference to any distribution to other Junior Securities, an amount per share equal to $1.00 plus any allocable and due dividends per share.

(c) Upon the completion of the distribution required by subsection 4(b), above, if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company’s Certificate of Incorporation including any duly adopted Certificate(s) of Designation.

Section 5. Conversion of Preferred Shares to Common.  The Holders of the Class A Preferred Convertible Stock may convert, or be converted, to shares of Common Stock as follows:

(a) Conversion Option. Upon a Liquidation Event or a general license, or at the option of the Holder, in the Holder’s sole discretion, any Holder of Class A Preferred Convertible Stock shall be entitled at the office of the Company or any transfer agent for the Class A Preferred Convertible Stock designated by the Company to the Holder in writing (the “Transfer Agent”), to convert the shares of Class A Preferred Convertible Stock into Common Stock by electing, in writing, to convert the shares of Class A Preferred Stock then outstanding and held by the Holder into shares of Common Stock of the Company, on a one share of Class A Preferred Convertible Stock for two shares of Common Stock basis subject to adjustment set forth in (e) hereafter upon tender of the Notice of Conversion. In lieu of this conversion, the Company may redeem or repurchase the shares of Class A Preferred Convertible Stock for $1.00 per share.

(b) Mechanics of Conversion. In order to convert Class A Preferred Convertible Stock into shares of Common Stock under the conversion option specified in 5(a), the Holder shall (i) fax or deliver via electronic mail on the date of conversion (the “Conversion Date”), a copy of a fully executed notice of conversion (“Notice of Conversion”) to the Company at the office of the Company or the Transfer Agent stating that the Holder elects to convert Class A Preferred Convertible Stock into Common Stock, which Notice of Conversion shall specify the date of conversion, the number of shares of Class A Preferred Convertible Stock to be converted to shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) once converted (but not otherwise unless specifically requested by the Company from time to time), surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificate(s) representing the Class A Preferred Convertible Stock being converted (the “Preferred Stock Certificates”), duly endorsed for transfer; unless the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen, or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by the Company of a Notice of Conversion, Company shall immediately send, via facsimile or email, a confirmation of receipt of the Notice of Conversion, which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion.

(c) Administration.

(i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction, or mutilation of any stock certificates representing shares of Class A Preferred Convertible Stock, and, in the case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new stock certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen stock certificates if Holder contemporaneously requests the Company to convert such Class A Preferred Convertible Stock into Common Stock.

(ii) Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third business day (the “Deadline”) after receipt by the Company or the Transfer Agent of a Notice of Conversion and receipt by Company or the Transfer Agent from the Holder of all necessary documentation duly executed and in proper form required for conversion as stated in this Section 5, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. In any event, delivery to each Holder of Common Stock upon a properly submitted conversion of Class A Preferred Convertible Stock shall be made within three business days after the Conversion Date. Without limiting a Holder’s other rights at law or in equity, should delivery be later than three business days after the Conversion Date, the Holder shall have the right to either (1) rescind the conversion by facsimile notice to the Company; (2) by giving a new Notice of Conversion, adjust the conversion price and the amount of dividends accrued and unpaid, in which case the Company shall process the conversion as if the latter notice were the original notice; or (3) accept the late delivery. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Class A Preferred Convertible Stock.

(iii) No Fractional Shares. If any conversion of the Class A Preferred Convertible Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded up to the nearest whole share.

(iv) Date of Conversion. The date on which conversion occurs (the “Conversion Date”) shall be deemed to be the date set forth in such Notice of Conversion, provided that the advance copy of the Notice of Conversion is received by the Company before 11:59 p.m., Pacific Time, on the Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the Holder or Holders of such shares of Common Stock on the Conversion Date.

(d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available or make provision to increase, reserve, and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Class A Preferred Convertible Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Class A Preferred Convertible Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class A Preferred Convertible Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Adjustment to Conversion Rate.

(i) The conversion price will be subject to adjustments for stock dividends, splits, combinations, and similar events as specified below.

(ii) If prior to the conversion of all Class A Preferred Convertible Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company’s assets, then the Holders of Class A Preferred Convertible Stock shall thereafter have the right to receive upon conversion of Class A Preferred Convertible Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets (“New Assets’’) which the Holder would have been entitled to receive in such transaction had the Class A Preferred Convertible Stock been convertible into New Assets from the date hereof, at the market price of such New Assets on the date of conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Class A Preferred Convertible Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion price and of the number of shares of Common Stock issuable or New Assets deliverable upon conversion of the Class A Preferred Convertible Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

(iii) If any adjustment under this Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded up to the nearest whole share.

Section 6. Voting Rights.

(a) The holders of the Class A Preferred Convertible Stock shall have the right to vote on any matter together with holders of Common Stock and may vote as required on any action which Delaware law provides may or must be approved by vote or consent of the holders of the specific classes of voting preferred shares and the holders of shares of Common Stock. The Holders of the Class A Preferred Convertible Stock shall have the right to vote on any matter with holders of Common Stock voting together as one class. The Holders of the Class A Preferred Convertible Stock shall have a number of votes equal to 60% of all of the issued and outstanding shares of Common Stock of the Company.

(b) The Holders of the Class A Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of any other classes of preferred shares and the holders of shares of Common Stock entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of preferred and common shareholders which in any way precludes the Class A Preferred Convertible Stock from exercising its voting or consent rights as though it is or was a common shareholder.

(c) For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the Class A Preferred Shares shall be deemed as the equivalent of 60% of all issued and outstanding shares of the Company.

Section 7. Status of Converted Stock. In the event any shares of Class A Preferred Convertible Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled, and shall return to the status of authorized but unissued Preferred Stock of no designated class, and shall not be issuable by the Company as Class A Preferred Convertible Stock.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to adopt, amend, or repeal the bylaws of the Corporation, without any action on the part of the stockholders. The stockholders may adopt, amend, or repeal the bylaws of the Corporation only with the affirmative vote of the holders of not less than 51% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 14th day of October 2022.

LIMITLESS X HOLDINGS INC.

/s/ Jaspreet Mathur
By:	Jaspreet Mathur
Its:	Chief Executive Officer

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